Exhibit 99.1
First Solar Appoints Bruce Sohn as President
PHOENIX, March 1, 2007 (PrimeNewswire via COMTEX News Network) — First Solar, Inc. (Nasdaq:FSLR) announced today that Bruce Sohn has joined the Company as President. Mr. Sohn was formerly a senior executive at Intel Corporation and has served on the Board of Directors of First Solar since 2003. He will report to Mike Ahearn, Chief Executive Officer of First Solar.
“Bruce’s extensive experience managing large organizations, growing operations and replicating factories will significantly strengthen our team,” said Michael Ahearn, Chief Executive Officer. “We have benefited greatly from Bruce’s advice and guidance as a board member and we are honored that he has accepted our offer to increase his role by joining First Solar.”
During his 24 years at Intel, Mr. Sohn played a leadership role in developing and manufacturing leading-edge semiconductor technology. He served as an integral part of the start-up team at five fabs, acted as program manager for Intel’s conversion to 300mm wafers, and managed two of Intel’s largest fabs. Mr. Sohn is a Materials Science and Engineering graduate from the Massachusetts Institute of Technology, a senior member of the IEEE and a certified Jonah. He has been a guest lecturer at MIT, Stanford and other universities.
About First Solar
First Solar, Inc. (Nasdaq:FSLR) manufactures solar modules with an advanced thin film semiconductor process that significantly lowers solar electricity costs. By enabling clean renewable electricity at affordable prices, First Solar provides an economic alternative to peak conventional electricity and the related fossil fuel dependence, greenhouse gas emissions and peak time grid constraints.
The First Solar, Inc. logo is available at http://www.primezone.com/newsroom/prs/?pkgid=3052
For First Solar Investors
This release contains forward-looking statements which are made pursuant to the safe harbor provisions of Section 21E of the Securities Exchange Act of 1934. The forward-looking statements in this release do not constitute guarantees of future performance. Those statements involve a number of factors that could cause actual results to differ materially, including risks associated with the company’s business involving the company’s products, their development and distribution, economic and competitive factors and the company’s key strategic relationships and other risks detailed in the company’s filings with the Securities and Exchange Commission. First Solar assumes no obligation to update any forward-looking information contained in this press release or with respect to the announcements described herein.
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SOURCE: First Solar, Inc.
First Solar, Inc.
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